LAW OFFICES
Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502 or (202) 337-5503
WWW.SFTLAW.COM

March 19, 2003

Vsource, Inc.
16875 West Bernardo Drive
Suite 250
San Diego, California 92127-1625

Gentlemen:

             We have acted as counsel to Vsource, Inc., a Delaware corporation ("Corporation"), in connection with the preparation and filing of this Registration Statement on Form S-2 ("Registration Statement"), under the Securities Act of 1933, as amended, covering the resale of 740,174 shares of common stock, $0.01 par value per share ("Common Stock"), of the Corporation issued in connection with the Corporation's acquisition of NetCel360 Holding Limited and its domain name, 16,973,000 shares of Common Stock issuable upon the conversion of the Corporation's Series 4-A convertible preferred stock ("Series 4-A Preferred"), and 105,973 shares of Common Stock issuable upon the exercise of ceratin purchase warrants granted by the Corporation ("Warrants").

             We have examined copies of the Registration Statement, the prospectus forming a part thereof, the Certificate of Incorporation and Bylaws of the Corporation, each as amended to date, the minutes of various meetings and unanimous written consents of the Board of Directors and the shareholders of the Corporation, and original, reproduced or certified copies of such records of the Corporation and such agreements, certificates of officers and representatives of the Corporation and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinions, we have relied, without investigation, upon statements and certificates of officers and representatives of the Corporation and others.

             Based on the foregoing, we are of the opinion that the 740,174 shares of Common Stock issued in connection with the Corporation's acquisition of the assets of NetCel360 Holding Limited and the Vsource domain name, the 16,973,000 shares of Common Stock issuable upon conversion of the Series 4-A Preferred, when such Series 4-A Preferred are converted in accordance with the terms of the Corporation's Certificate of Incorporation, and the 105,973 shares of Common Stock issuable upon exercise of the Warrants, when such Warrants are exercised in accordance with the terms of the Warrants and the applicable Warrant agreements, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid and nonassessable.

             We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ Silver, Freedman & Taff, L.L.P. SILVER, FREEDMAN & TAFF, L.L.P.